As filed with the Securities and Exchange Commission on June 27, 2017
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)

California	77-0446957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Pine Avenue
Goleta, California 93117
(805) 692-5821
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

COMMUNITY WEST BANCSHARES
2014 STOCK OPTION PLAN
(Full Title of the Plan)

Copies of all correspondence to:

Susan C. Thompson Chief Financial Officer 445 Pine Avenue Goleta, California 93117 (805) 692-5821 (805) 679-6405 Facsimile	Khoi D. Dang Duane Morris, LLP 865 South Figueroa Street, Suite 3100 Los Angeles, California 90017 (213) 689-7462 (213) 689-7401 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, No Par Value	250,000[1] shares	$10.18	[2]	$2,545,000	[2]	$295

[1]
This Registration Statement covers, in addition to the number of shares of Community West Bancshares (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Community West Bancshares 2014 Stock Option Plan (the “2014 Plan”), as a result of one or more adjustments under the 2014 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

[2]
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock, no par value per share, of Community West Bancshares as reported on the Nasdaq Global Market on June 22, 2017.

EXPLANATORY STATEMENT

Pursuant to General Instruction E to Form S-8, this registration statement registers additional securities of the same class as other securities for which a registration statement, also filed on Form S-8 and relating to the Plan, is effective. Therefore, this registration statement consists only of the following: the facing page, the required statement (regarding incorporation by reference) set forth below, the required opinions and consents, the signature page and information that is required in this registration statement that is not in the earlier registration statement.

At the 2017 Annual Meeting of Shareholders of Community West Bancshares (the “Company”) held on May 25, 2017, the shareholders of the Company duly approved an amendment to the Community West Bancshares 2014 Stock Option Plan (the “2014 Plan”) to increase the number of shares of common stock, no par value per share (the “Common Stock”), reserved for issuance under the 2014 Plan, and the number of shares of Common Stock for which options may be granted, by 250,000 to an aggregate of 750,000. A summary of the 2014 Plan is set forth under the heading “PROPOSAL 3 - AMENDMENT OF THE 2014 STOCK OPTION PLAN TO INCREASE THE NUMBER OF AVAILABLE SHARES” in the Company’s definitive proxy statement for the 2017 annual meeting of shareholders filed with the Securities and Exchange Commission on April 10, 2017.

This registration statement hereby incorporates by reference the contents of the Company’s earlier registration statement on Form S-8, Registration File No. 333-201281, filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2014.  After giving effect to this filing, an aggregate of 750,000 shares of Common Stock have been registered for issuance pursuant to the 2014 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on this 27 day of June, 2017.

COMMUNITY WEST BANCSHARES

By:	Martin E. Plourd
Name:	Martin E. Plourd
Title:	President and CEO

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin E. Plourd and Susan Thompson, and each of them, each with full power to act without the other, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Pursuant to the term of the Community West Bancshares 2014 Stock Option Plan (the “2014 Plan”), the registrant’s Board of Directors administers the 2014 Plan and the undersigned Directors hereby sign this registration statement on behalf of the 2014 Plan.

Name	Title	Date

/s/ William R. Peeples	Director and Chairman of the Board	June 27, 2017
William R. Peeples

/s/ Martin E. Plourd	President and Chief Executive Officer and	June 27, 2017
Martin E. Plourd	Director (Principal Executive Officer)

/s/ Susan C. Thompson	Executive Vice President and Chief Financial	June 27, 2017
Susan C. Thompson	Officer (Principal Financial and Accounting Officer)

/s/ Robert H. Bartlein	Director	June 27, 2017
Robert H. Bartlein

/s/ Jean W. Blois	Director	June 27, 2017
Jean W. Blois

/s/ John D. Illgen	Director and Secretary of the Board	June 27, 2017
John D. Illgen

/s/ James W. Lokey	Director	June 27, 2017
James W. Lokey

/s/ Shereef Moharram	Director	June 27, 2017
Shereef Moharram

/s/ Kirk B. Stovesand	Director	June 27, 2017
Kirk B. Stovesand

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Duane Morris LLP as to the validity of the Common Stock.

23.1	Consent of Ernst & Young LLP (independent registered public accounting firm for Community West Bancshares).

23.2	Consent of RSM US LLP (independent registered public accounting firm for Community West Bancshares).

23.3	Consent of Duane Morris, LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included in signature page of this registration statement).

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